                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-11(c) or
                 Section240.14a-12

                   DONALDSON, LUFKIN & JENRETTE, INC.
------------------------------------------------------------
      (Name of Registrant as Specified In Its Charter)

------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement, if other than the
                        Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                       DONALDSON, LUFKIN & JENRETTE, INC.
                                277 PARK AVENUE
                            NEW YORK, NEW YORK 10172

                                                                  March 27, 2000

Dear Stockholder:

    You are cordially invited to attend the 2000 Annual Meeting of Stockholders of Donaldson, Lufkin & Jenrette, Inc. The meeting will be held at the Company's offices, 8th Floor, 277 Park Avenue, New York, New York 10172, on Tuesday,
May 9, 2000 at 10:00 a.m., New York City time.

    The business of the meeting will be to (i) elect directors to the Company's Board of Directors and (ii) ratify the appointment of KPMG LLP as the Company's independent auditors for the fiscal year ending December 31, 2000. Information on these matters can be found in the accompanying proxy statement. Holders of DLJDIRECT Common Stock are not entitled to vote on these items but are welcome to attend the meeting.

    If you are a holder of DLJ Common Stock, then whether or not you plan to attend the meeting in person, your shares should be represented and voted at the meeting. Accordingly, after reading the enclosed proxy statement, kindly mark the proxy card to indicate your vote, date and sign the proxy card, and return it in the enclosed postage-paid envelope as soon as conveniently possible. If you desire to vote in accordance with management's recommendations, you need not mark your votes on the proxy card but need to sign, date and return it in the enclosed postage-paid envelope in order to record your vote. If you later decide to attend the meeting and wish to vote your shares personally, you may revoke your proxy at any time before it is exercised.

                                                        Sincerely,

                                       Joe L. Roby                           John S. Chalsty
                                       PRESIDENT AND                         CHAIRMAN OF THE BOARD
                                       CHIEF EXECUTIVE OFFICER

                       DONALDSON, LUFKIN & JENRETTE, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of
  Donaldson, Lufkin & Jenrette, Inc.:

    Notice is hereby given that the 2000 Annual Meeting (the "Annual Meeting") of the stockholders of Donaldson, Lufkin & Jenrette, Inc. (the "Company") will be held at the Company's offices, 8th Floor, 277 Park Avenue, New York, New York 10172, on Tuesday, May 9, 2000, at 10:00 a.m., New York City time, for the following purposes:

        1. To elect all of the members of the Company's Board of Directors to serve until the Company's next annual meeting and until such directors' successors are elected and shall have qualified.

        2. To ratify the appointment of KPMG LLP as the Company's independent auditors for the fiscal year ending December 31, 2000.

        3. To transact such other business as may properly come before the Annual Meeting or at any adjournments thereof.

    A proxy statement describing the matters to be considered at the Annual Meeting is attached to this notice. Only holders of DLJ Common Stock of record at the close of business on March 15, 2000 are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments thereof.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Marjorie S. White
                                          SECRETARY

March 27, 2000

PLEASE COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. THIS WILL INSURE THAT YOUR SHARES ARE
                                VOTED IN ACCORDANCE WITH YOUR WISHES.

                       DONALDSON, LUFKIN & JENRETTE, INC.
                                277 PARK AVENUE
                            NEW YORK, NEW YORK 10172
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

    This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors of Donaldson, Lufkin & Jenrette, Inc., a Delaware corporation (the "Company"), of proxies to be voted at the 2000 annual meeting of stockholders to be held on Tuesday, May 9, 2000 at 10:00 a.m., New York City time, at the Company's offices, 8th Floor, 277 Park Avenue, New York, New York 10172, and at any adjournments thereof (the "Annual Meeting"). The Notice of Annual Meeting, this Proxy Statement and the accompanying proxy card are first being mailed to stockholders on or about March 27, 2000.

    At the Annual Meeting, holders of the Company's DLJ Common Stock ("DLJ stockholders") will be asked (i) to elect the following persons as directors of the Company to serve until the Company's next annual meeting and until such directors' successors are elected and shall have qualified: Joe L. Roby, John S. Chalsty, Anthony F. Daddino, David DeLucia, Hamilton E. James, Stuart M. Robbins, Henri de Castries, Denis Duverne, Jane Mack Gould, Louis Harris, Michael Hegarty, Henri G. Hottinguer, W. Edwin Jarmain, Francis Jungers, Edward
D. Miller, W.J. Sanders III, Stanley B. Tulin and John C. West, (ii) to ratify the appointment of KPMG LLP as the Company's independent auditors for the fiscal year ending December 31, 2000, and (iii) to take such other action as may properly come before the Annual Meeting or any adjournments thereof.

                              GENERAL INFORMATION

SOLICITATION AND VOTING OF PROXIES; REVOCATION; RECORD DATE

    All proxies duly executed and received by the Company will be voted on all matters presented at the Annual Meeting in accordance with the instructions given therein by the person executing such proxy or, in the absence of such instructions, will be voted in favor of the election to the Company's Board of Directors of the eighteen nominees for director identified in this Proxy Statement and the ratification of the appointment of KPMG LLP as the Company's independent auditors for the fiscal year ending December 31, 2000. Any DLJ stockholder may revoke his or her proxy at any time prior to the Annual Meeting before it is voted by written notice to such effect delivered to the Company at 277 Park Avenue, New York, New York 10172, Attention: Marjorie S. White, Secretary, by delivery prior to the Annual Meeting of a subsequently dated proxy or by attending the Annual Meeting and voting in person.

    Solicitation of proxies may be made by mail and may also be made by personal interview, telephone, facsimile and electronic transmission, and by directors, officers and regular employees of the Company without special compensation therefor. The expenses of the preparation of proxy materials and the solicitation of proxies for the Annual Meeting will be paid by the Company. The Company expects to reimburse banks, brokers and other persons for their reasonable out-of-pocket expenses in handling proxy materials for beneficial owners. The Company has also retained Morrow & Co. to assist in the solicitation of proxies at an anticipated fee of $4,000 plus expenses.

    Only holders of record of DLJ Common Stock at the close of business on March 15, 2000 (the "Record Date") will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, there were issued and outstanding 127,370,814 shares of DLJ Common Stock, each of which is entitled to one vote. Holders of DLJDIRECT Common Stock are not entitled to vote at the Annual Meeting.

    A quorum for the Annual Meeting consists of a majority of the total number of shares of DLJ Common Stock outstanding on the Record Date. Directors of the Company will be elected by a plurality vote of the shares of DLJ Common Stock represented at the Annual Meeting and entitled to vote. Accordingly, abstentions and broker non-votes will not affect the outcome of the election. The affirmative vote of a majority of the shares of DLJ Common Stock represented at the Annual Meeting and entitled to vote is required for the ratification of the appointment of KPMG LLP as the Company's independent auditors for the fiscal year ending December 31, 2000. On such item, an abstention will have the same effect as a negative vote, but, because shares held by brokers will not be considered entitled to vote on matters as to which the brokers withhold authority, a broker non-vote will have no effect on the vote.

    As of March 1, 2000, AXA Financial, Inc. (formerly called The Equitable Companies Incorporated and, together with its subsidiaries other than the Company, "AXF") beneficially owned an aggregate of 88,603,333 shares of DLJ Common Stock, representing approximately 69.6% of the total number of shares of DLJ Common Stock outstanding. AXA and certain of its affiliates beneficially owns 1,836,667 shares of DLJ Common Stock. AXA is the largest shareholder of AXF and, therefore, may be considered to beneficially own 90,440,000 shares of DLJ Common Stock, representing 71.1% of the total number of shares of DLJ Common Stock outstanding. See "Security Ownership of Certain Beneficial Holders and Management." The affirmative vote of the shares of DLJ Common Stock beneficially owned by AXF is sufficient to ensure election of the nominees to the Board of Directors named herein and ratification of the appointment of KPMG LLP as the Company's independent auditors for the fiscal year ending December 31, 2000.

    THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR OF THE COMPANY (AS SPECIFIED BELOW) AND RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2000.

                         ITEM 1: ELECTION OF DIRECTORS

    All the Company's directors will be elected at the Annual Meeting to serve until the next succeeding annual meeting of the Company and until their successors are elected and shall have qualified. All the nominees listed below are currently serving as members of the Board of Directors and, except as stated in the subsequent paragraph, the proxies solicited hereby will be voted FOR the election of such nominees unless the completed proxy card directs otherwise.

    The Board of Directors has been informed that all of the nominees listed below are willing to serve as directors, but if any of them should decline or be unable to act as a director, the individuals named in the proxies may vote for a substitute designated by the Board of Directors. The Company has no reason to believe that any nominee will be unable or unwilling to serve.

NOMINEES FOR ELECTION AS DIRECTORS

    The name, age, principal occupation for the last five years, selected biographical information and period of service as a director of the Company of each nominee are set forth below.

    JOE L. ROBY (60) was elected Chief Executive Officer of the Company in February 1998 and has also served as President of the Company since
February 1996. He served as Chief Operating Officer of the Company from
November 1995 until February 1998. Previously, Mr. Roby had served as Chairman of the Company's Banking Group since 1989. Mr. Roby joined the Company as a Vice President in the Investment Banking Group in 1972 and became head of the group in 1984. Mr. Roby has been a director of the Company since 1989. He is also a director of Advanced Micro Devices, Inc. and Sybron International Corporation.

    JOHN S. CHALSTY (66) was elected Chairman of the Board of the Company in 1996. Mr. Chalsty was Chief Executive Officer of the Company from 1986 until February 1998, and also served as President of the Company from 1986 until 1996, after having served as Chairman of the Company's Capital Markets Group for more than two years. Mr. Chalsty joined the firm in 1969 as an oil analyst. He was named Director of Research in 1971, was appointed head of the Investment Banking Group in 1979, and was named Chairman of the Capital Markets Group in 1984.
Mr. Chalsty has been a director of the Company since 1971 and is also a director of AXF, IBP, Inc., Occidental Petroleum Corporation and Sappi, Limited. He was a member of the Executive Committee of AXA from January 1997 until January 2000. From 1990 to 1994 he served as Vice Chairman of the New York Stock
Exchange, Inc.

    ANTHONY F. DADDINO (59) was appointed Executive Vice President and Chief Financial Officer of the Company in 1983 and also serves as Chairman of the Finance Committee. Mr. Daddino has been a director of the Company since 1985. He joined the Company in 1976 from the accounting firm of Peat, Marwick, Mitchell & Co. where he was a Partner. He served as the Company's Chief Accounting Officer and as a Group Managing Director prior to 1983. He is also a director of International Commodities Export Corp.

    DAVID DELUCIA (47) joined the Company in 1995 as a Managing Director and Chief Operating Officer of the Fixed Income Division and became Head of that division in 1997. Prior to that time he had been a Partner at Goldman, Sachs & Co. from 1986 until 1995 in the fixed income division.

    HAMILTON E. JAMES (49) was appointed Chairman of the Company's Banking Group in 1995. Mr. James joined the Company as an Associate in the Investment Banking Group in 1975 and since then has held various executive positions in the group until his appointment as Chairman of the Banking Group. Mr. James has been a director of the Company since 1996. He is also a director of Costco
Companies Inc.

    STUART M. ROBBINS (56) was appointed Managing Director, Global Institutional Equities, of the Company in 1995. Mr. Robbins joined the Company in 1984 as a Vice President and Retail Industry Specialist. From 1987 until 1994 he was Managing Director, Research and from 1994 until his appointment to his current position he was a Managing Director and Co-Head, Institutional Equities.

    HENRI DE CASTRIES (45) has been a director of the Company since 1993. Since January 2000, Mr. de Castries has been Vice Chairman of the Management Board of AXA. Since April 1998, Mr. de Castries has been Chairman of the Board of AXF and since 1996 he has been Senior Executive Vice President Financial Services and Life Insurance Activities of AXA. Prior thereto, Mr. de Castries was Executive Vice President Financial Services and Life Insurance Activities from 1993 to 1996, General Secretary from 1991 to 1993 and Central Director of Finances from 1989 to 1991 of AXA S.A. He is also a director or officer of various subsidiaries and affiliates of the AXA Group. He has been a director of AXF since May 1994 and The Equitable Life Assurance Society of the United States ("Equitable Life"), a wholly-owned subsidiary of AXF, since September 1993. He is also a director of Alliance Capital Management Corporation ("Alliance"), the general partner of Alliance Capital Management L.P.

    DENIS DUVERNE (46) has been a director of the Company since 1997.
Mr. Duverne is Group Executive Vice President-Finance, Control and Strategy of AXA which he joined as Senior Vice President in 1995. Prior to that Mr. Duverne was a member of the Executive Committee, Operations of Banque Colbert from 1992 to 1995. Mr. Duverne was Secretary General of Compagnie Financiere IBI from 1991 to 1992. Mr. Duverne worked for the French Ministry of Finance serving as Deputy Assistant Secretary for Tax Policy from 1988 to 1991 and director of the Corporate Taxes Department from 1986 to 1988. Mr. Duverne is a director of Alliance and Equitable Life. He is also a director or officer of various subsidiaries and affiliates of the AXA Group.

    JANE MACK GOULD (61) has been a Senior Vice President and Portfolio Manager of Alliance and its predecessors since 1969, after having joined that firm as a research analyst in 1965.

    LOUIS HARRIS (78) has been a director of the Company since 1995. Mr. Harris has been an independent public opinion consultant since 1992. Prior thereto, Mr. Harris was President of Louis Harris and Associates, Inc., an opinion research company he founded in 1956. Mr. Harris had previously served on the Board of Directors of the Company from 1971 to 1985 and had been an Advisory Director of the Company from 1985 until his re-election to the Board in 1995.

    MICHAEL HEGARTY (55) has been a director of the Company since May 1998.
Mr. Hegarty has been Senior Vice Chairman of AXF since April 1999 and Chief Operating Officer of AXF since February 1998. He was Senior Executive Vice President of AXF from January 1998 to April 1998. He has also been a director and President of Equitable Life since January 1998 and Chief Operating Officer since February 1998. From 1996 to 1997 he was Vice Chairman of Chase Manhattan Corporation ("Chase"). Prior thereto, he was Vice Chairman (1995-1996) and Senior Executive Vice President (1991-1995) of Chemical Bank, which merged with Chase in 1996.

    HENRI G. HOTTINGUER (65) has been a director of the Company since 1992. He has been a partner of Hottinguer & Company since 1968 and he is also Chairman and Chief Executive Officer of Banque Hottinguer and Societe Financiere pour le Financement de Bureaux et d'Usines-Sofibus. Mr. Hottinguer is also Chairman of the Supervisory Board of Credit Suisse Hottinguer, Vice President and Director of Financiere Hottinguer, a director of Investissement Hottinguer S.A., AXA and of various subsidiaries and affiliates of the AXA Group, representative of Financiere SGTE at the Board of Schneider S.A., the Partner of Hottinguer & Cie Zurich, Chairman of the Board of Hottinguer Capital Corp., and a director of Swiss Helvetia Fund, Inc. and Hottinguer US Inc.

    W. EDWIN JARMAIN (61) has been a director of the Company since 1992.
Mr. Jarmain is President of Jarmain Group Inc. (a private investment holding company), a position he has held since 1979, and is also an officer and director of several affiliated companies. He is also a director of AXF, Equitable Life, AXA Insurance (Canada), Anglo Canada General Insurance Company, AXA Pacific Insurance Company as well as an alternate director of National Mutual Holdings Limited. From 1994 to 1998, Mr. Jarmain also served as non-executive chairman and director of FCA International Ltd.

    FRANCIS JUNGERS (73) has been a director of the Company since 1995.
Mr. Jungers is an independent consultant on energy and the Middle East and has been so since 1978 when he retired as Chairman of the Board and Chief Executive Officer of Arabian American Oil Company, an oil producing company with which Mr. Jungers was associated for over thirty years. Mr. Jungers had previously served on the Board of Directors of the Company from 1978 to 1985 and had been an Advisory Director of the Company from 1985 until his re-election to the Board in 1995. Mr. Jungers is also a director of the AES Corporation, Onix
Systems, Inc., Statia Terminals Inc. and Thermo Electron Corporation.

    EDWARD D. MILLER (59) has been a director of the Company since 1997.
Mr. Miller has been President, Chief Executive Officer and a director of AXF since August 1997. He was President of Equitable Life from August 1997 to January 1998 and has been a director and Chief Executive Officer since
August 1997 and Chairman since January 1998. He is also a Senior Executive Vice President of AXA and has been a member of the Executive Committee of AXA since September 1997. Mr. Miller was Senior Vice Chairman of Chase from 1995 to 1997, and President of Chemical Bank (which merged into Chase in 1995) from 1994 to 1995 and its Vice Chairman from 1991 to 1994. He is currently a director of Alliance and KeySpan Energy Corporation (formerly Brooklyn Union Gas Co.).

    W.J. SANDERS III (63) has been a director of the Company since 1995.
Mr. Sanders is Chairman of the Board and Chief Executive Officer of Advanced Micro Devices, Inc., a semiconductor manufacturer he founded in 1969. Mr. Sanders had previously served on the Board of Directors of the Company from 1979 to 1985 and had been an Advisory Director of the Company from 1985 until his re-election to the Board in 1995.

    STANLEY B. TULIN (50) has been a director of the Company since 1997. He has been Vice Chairman of AXF since 1999 and its Chief Financial Officer since
May 1997. He has been Director, Chairman, President and Chief Executive Officer of Equitable Capital Management Corporation since June 1997, Director, Executive Vice President and Chief Financial Officer of Equitable Investment Corporation since June 1997 and Chairman, President, Chief Executive Officer and Chief Financial Officer of ACMC, Inc. since July 1997. Mr. Tulin has been Vice Chairman and Director of Equitable Life since February 1998, Senior Executive Vice President from 1996 to February 1998 and Chief Financial Officer since 1996. Mr. Tulin was Chairman of the Insurance Consulting and Actuarial practice, Coopers & Lybrand from 1988 to 1996 and a Principal of Milliman and
Robertson, Inc. from 1971 to 1988. He is currently a director of Alliance.

    JOHN C. WEST (77) has been a director of the Company since 1995. Mr. West is an attorney who has served as the United States Ambassador to the Kingdom of Saudi Arabia and as Governor of the State of South Carolina. Mr. West had previously served on the Board of Directors of the Company from 1981 to 1985 and had been an Advisory Director of the Company from 1985 until his re-election to the Board in 1995. Mr. West is Chairman of the Board of Seibels Bruce
Group, Inc. He is also Distinguished Professor of Middle East Studies at the University of South Carolina.

    THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR LISTED ABOVE.

COMMITTEES OF THE BOARD OF DIRECTORS AND MEETINGS

    The Board of Directors has a standing Audit Committee (the "Audit Committee") and a standing Compensation and Management Committee (the "Compensation and Management Committee"). The Company does not currently have a standing nominating committee.

    The Audit Committee currently consists of Messrs. Jungers (Chairman) and Jarmain. Among other things, the Audit Committee makes recommendations to the Board of Directors regarding the engagement of the Company's independent auditors, reviews the plan, scope and results of the audit, reviews with the auditors and management the Company's policies and procedures with respect to internal accounting and financial controls and reviews changes in accounting policy and the scope of the non-audit services which may be performed by the Company's independent auditors.

    The Compensation and Management Committee currently consists of Messrs. West (Chairman), Harris and Jarmain. The Compensation and Management Committee has primary responsibility for all aspects of executive officer compensation and benefits, including salaries and grants and awards under the Company's 1995 Restricted Stock Unit Plan, 1996 Stock Option Plan, 1996 Incentive Compensation Plan and the DLJDIRECT 1999 Incentive Compensation Plan.

    During 1999, the Board of Directors held five meetings, the Compensation and Management Committee held five meetings and the Audit Committee held three meetings. During 1999, each of the directors attended at least seventy-five percent of the meetings of the Board of Directors or Committees held during the period that he or she was a director.

COMPENSATION OF DIRECTORS

    The Company's policy is not to pay compensation to directors who are also employees of the Company, AXF or any affiliates of AXF. The Company's policy is to pay independent directors an annual retainer of $25,000 plus $1,000 for each Board Meeting attended and $500 for each meeting of a Committee of the Board attended. Under the Company's 1996 Non-Employee Directors Stock Plan, on November 21, 1996, April 16, 1997 and April 22, 1998 each non-employee director was granted an option to purchase 8,000 shares of Common Stock. In 1999, that plan was amended to provide that the number of shares for which annual grants would be made is determined each year by the Board. For 1999, each non-employee director was granted an option to purchase 4,000 shares of DLJ Common Stock. In addition, each non-employee director was granted an option to purchase 4,000 shares of DLJDIRECT Common Stock under the DLJDIRECT 1999 Incentive Compensation Plan. Each option has an exercise price equal to the fair market value of a share of the stock as of the date of grant, will vest and be exercisable with respect to one fourth of the covered shares on each of the first four anniversaries of the date of grant and will have a ten-year term. Except for a person whose service as a director is terminated for cause, after a person ceases to be a director options remain exercisable for various periods, depending on the reason for the termination.

                    EXECUTIVE COMPENSATION AND BENEFIT PLANS

EXECUTIVE COMPENSATION

    The following table sets forth the compensation paid by the Company to its Chief Executive Officer and each of the Company's four other most highly compensated executive officers based on 1999 salary and annual bonuses (collectively, the "Named Executive Officers") who were serving as executive officers at the end of the fiscal year ended December 31, 1999.

                           SUMMARY COMPENSATION TABLE

                                          ANNUAL COMPENSATION                              LONG-TERM COMPENSATION
                              -------------------------------------------    ---------------------------------------------------
                                                                              RESTRICTED   OPTIONS/                  ALL OTHER
NAME AND PRINCIPAL                                         OTHER ANNUAL         STOCK        SARS        LTIP       COMPENSATION
POSITION                YEAR   SALARY($)     BONUS($)(1)  COMPENSATION($)    AWARDS($)(2)   (#)(3)   PAYOUTS($)(4)     ($)(5)
------------------      ----  -----------    -----------  ---------------    ------------  --------  -------------  ------------
Joe L. Roby...........  1999   $175,000      $12,500,000     $129,040(7)           --      500,000    $       --      $161,235
  President and Chief   1998    175,000       8,500,000       115,770(7)           --           --     2,559,098       237,429
  Executive Officer     1997    175,000       9,500,000       107,664(7)           --           --     2,414,243       163,797

John S. Chalsty.......  1999   $225,000(6)   $10,000,000     $127,628(8)           --           --            --      $436,368
  Chairman              1998    500,000       8,000,000       159,931(8)           --           --            --       358,466
                        1997    500,000      12,500,000       155,400(8)           --           --            --       369,886

Anthony F. Daddino....  1999   $175,000      $4,000,000      $ 17,603(9)           --       25,000    $       --      $197,621
  Executive Vice        1998    175,000       3,375,000        25,868(9)           --           --     1,933,127       210,019
  President and Chief   1997    175,000       3,750,000        25,201(9)           --           --     1,823,705       193,093
  Financial Officer

Michael A. Boyd.......  1999   $150,000      $  900,000      $  5,383(10)          --           --    $       --      $     --
  Senior Vice           1998    150,000         770,000        14,130(10)          --           --       871,188         5,051
  President and         1997    150,000         825,000        14,452(10)          --           --       821,876            --
  General Counsel

Edward J. Resch.......  1999   $145,000      $1,350,000      $  5,896(11)          --        5,000    $       --      $ 12,717
  Senior Vice
  President and Chief
  Accounting Officer

------------------------------

(1) Includes amounts contributed by each of the Named Executive Officers under various deferred compensation plans maintained by the Company.

(2) In exchange for surrendering amounts accrued under certain multi-year compensation arrangements maintained by the Company, each of the Named Executive Officers received restricted stock units under the Company's 1995 Restricted Stock Unit Plan at the time of the Company's initial public offering in October 1995 (the "Initial Public Offering"). Each restricted stock unit represents the right to receive a share of Common Stock, subject to certain conditions described below. Units awarded under the 1995 Restricted Stock Unit Plan fall into two categories: "Base Units" and "Premium Units." Base Units vested 50% in February 1997 and February 1998. Premium Units vest in three equal installments in each of February 1998, February 1999 and February 2000. No dividends or dividend equivalents are paid on the restricted stock units. As of December 31, 1999, the last day of trading during the fiscal year ended December 31, 1999, the aggregate value of the unvested restricted stock units, based on the average of the high and low prices of Common Stock as reported on the New York Stock Exchange on such date of $48.46875 was $2,481,697, $3,308,913, $1,378,742,
    $206,816 and $197,122 for Messrs. Roby, Chalsty, Daddino, Boyd and Resch, respectively.

(3) The options shown for Mr. Roby for 1999 have an exercise price of $54.25, a term of ten years, and become exercisable in four equal installments on November 17, 2000, November 17, 2001, November 17, 2002 and November 17, 2003. The options shown for Mr. Daddino for 1999 have an exercise price of $45.8125, a term of ten years, and become exercisable in four equal installments, on January 20, 2000, January 20, 2001, January 20, 2002, and January 20, 2003. The options shown for Mr. Resch for 1999 have an exercise price of $41.125, a term of ten years, and become exercisable in four equal installments on January 14, 2000, January 14, 2001, January 14, 2002 and January 14, 2003. The Company's stock plans do not permit the granting of stock appreciation rights ("SARs").

(4) All amounts shown for 1998 reflect amounts earned under the Company's 1994-1996 Long Term Incentive Plan. The amounts shown for Mr. Roby in 1997 reflect payment of amounts earned under the Company's 1994-1996 Long Term Incentive Plan and amounts previously earned under a prior multi-year bonus program. The amounts shown for Mr. Daddino reflect payments made in 1998 and 1997 of amounts earned under the Company's 1994-1996 Long Term Incentive Plan.

(5) Of the amounts shown in the table $161,235, $138,421 and $166,386 for 1999, $153,178, $124,869 and $160,736 for 1998 and $163,797, $138,394 and $169,066
    for 1997 reflect the value of premiums paid by the Company on behalf of Messrs. Roby, Chalsty and Daddino, respectively, under split-dollar life insurance policies. The amounts represent the present value of the interest projected, on an actuarial basis, to accrue for the benefit of Messrs. Roby, Chalsty and Daddino, respectively, on the portions of the premiums paid by the Company in that year. In addition, $297,947, $31,235 and $12,717 is included for 1999 for Messrs. Chalsty, Daddino and Resch, respectively, and $84,251, $233,597, $49,283 and $5,051 is included for 1998 for Messrs. Roby, Chalsty, Daddino and Boyd respectively and $231,492 and $24,027 is included for 1997 for Messrs. Chalsty and Daddino, respectively to reflect distributions in 1999, 1998 and 1997 in respect of units awarded in prior years under a plan which allocated to the participants a portion of the profits realized by the Company on certain investments.

(6) Effective February 17, 1999, Mr. Chalsty's salary is $175,000 per annum.

(7) Of the amounts shown in the table for Mr. Roby, $43,316, $51,246 and $28,547 reflect the use of transportation equipment provided by the Company in 1999, 1998 and 1997, respectively. In addition, $85,724, $64,524 and $79,117 of the amounts shown reflect the value of financial planning services provided on Mr. Roby's behalf by DLJ Asset Management Group, Inc. ("DLJAM") during 1999, 1998 and 1997, respectively.

(8) Of the amounts shown in the table for Mr. Chalsty, $17,845, $42,456 and $18,804 reflect the use of transportation equipment provided by the Company in 1999, 1998 and 1997, respectively. In addition, $13,783, $21,475 and
    $40,596 of the amounts shown reflect the value of financial planning services provided on his behalf by DLJAM during 1999, 1998 and 1997, respectively, and $96,000, $96,000 and $96,000 of the amounts shown reflect contributions by the Company toward the cost of an apartment for Mr. Chalsty during 1999, 1998 and 1997, respectively.

(9) Of the amounts shown in the table for Mr. Daddino, $12,381, $21,291 and $22,001 reflect the use of transportation equipment provided by the Company in 1999, 1998 and 1997, respectively. In addition, $5,222, $4,577 and $3,200 of the amounts shown reflect the value of financial planning services provided on Mr. Daddino's behalf by DLJAM during 1999, 1998 and 1997, respectively.

(10) Of the amounts shown in the table for Mr. Boyd, $2,183, $10,930 and $11,252 reflect the use of transportation equipment in 1999, 1998 and 1997, respectively. In addition, $3,200, $3,200 and $3,200 of the amounts shown reflect the value of financial planning services provided on Mr. Boyd's behalf by DLJAM during 1999, 1998 and 1997, respectively.

(11) The amounts shown for Mr. Resch reflect the use of transportation equipment provided by the Company in 1999.

STOCK OPTION TRANSACTIONS IN 1999

    The following table sets forth certain information concerning stock options granted on DLJ Common Stock during 1999 by the Company to Mr. Roby, Mr. Daddino and Mr. Resch, the Named Executive Officers who received grants in 1999. The hypothetical present value on date of grant shown below is presented pursuant to the rules of the Securities and Exchange Commission (the "Commission") and is calculated under the Modified Black-Scholes Option Pricing Model. The actual before-tax amount, if any, realized upon the exercise of a stock option will depend upon the excess, if any, of the market price of the DLJ Common Stock over the exercise price per share of the stock option at the time the stock option is exercised. There is no assurance that the hypothetical present value of the stock option reflected in this table will be realized.

                                                             INDIVIDUAL GRANTS
                       ----------------------------------------------------------------------------------------------
                           NUMBER OF        % OF TOTAL OPTIONS
                           SECURITIES           GRANTED TO       EXERCISE OR
                           UNDERLYING          EMPLOYEES IN      BASE PRICE                           GRANT DATE
NAME                   OPTIONS GRANTED(1)     FISCAL YEAR(2)       ($/SH)      EXPIRATION DATE   PRESENT VALUE ($)(3)
----                   ------------------   ------------------   -----------   ---------------   --------------------
Joe L. Roby..........        500,000               10.5%          $  54.25       11/16/2009           $7,758,584
Anthony F. Daddino...         25,000                 .5%           45.8125        1/19/2009              303,604
Edward J. Resch......          5,000                 .1%            41.125        1/13/2009               53,671

--------------------------

(1) The option to Mr. Roby was granted November 17, 1999 and becomes exercisable in four equal installments on November 17, 2000, November 17, 2001,
    November 17, 2002 and November 17, 2003. The option to Mr. Daddino was granted on January 20, 1999 and becomes exercisable in four equal installments on January 20, 2000, January 20, 2001, January 20, 2002, and January 20, 2003. The option to Mr. Resch was granted on January 14, 1999 and becomes exercisable in four equal installments on January 14, 2000, January 14, 2001, January 14, 2002 and January 14, 2003.

(2) The percentage shown is based on total option grants on DLJ Common Stock to employees in 1999 of 4,760,175 shares. These options have exercise prices ranging from $37.75 to $65.50.

(3) The hypothetical present value on grant date is calculated under the Modified Black-Scholes Option Pricing Model, which is a mathematical formula used to value options traded on stock exchanges. This formula considers a number of factors in hypothesizing an option's present value. Factors used to value the options granted include the stock's expected volatility rate of 33%, risk free rate of return (5.97%, 4.63% and 4.46% for the options of Messrs. Roby, Daddino and Resch, respectively), dividend yield (.46%, .55% and .61%, respectively), projected time of exercise (five years) and projected risk of forfeiture rate for vesting period (25%).

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR (1999) AND FY-END OPTION/SAR
                                     VALUES

                              SHARES                         NUMBER OF SECURITIES      VALUE OF UNEXERCISED IN-THE-
                             ACQUIRED                       UNDERLYING UNEXERCISED       MONEY OPTIONS AT FY-END
                                ON        VALUE REALIZED     OPTIONS AT FY-END(#)                 ($)(1)
NAME                       EXERCISE (#)        ($)         EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
----                       ------------   --------------   -------------------------   ----------------------------
Joe L. Roby..............         --                --          1,323,384/625,000         $45,262,752/4,027,344
John S. Chalsty..........         --                --                1,272,714/0                  44,505,218/0
Anthony F. Daddino.......    100,000        $6,519,311             430,298/25,000             15,046,983/66,406
Michael A. Boyd..........         --                --                   79,544/0                   2,781,554/0
Edward J. Resch..........         --                --              17,954/15,000               422,829/181,406

--------------------------

(1) An "in-the-money option" is an option for which the market price of the underlying DLJ Common Stock at year-end 1999 exceeds the exercise price of the option. The value of unexercised, in-the-money options shown above is based upon the difference between the exercise price of all options and $48.46875, the average of the high and low prices of the DLJ Common Stock as reported on the New York Stock Exchange on December 31, 1999, the last day of trading during the fiscal year ended December 31, 1999. The actual amount, if any, realized upon exercise of stock options will depend upon the market price of the DLJ Common Stock relative to the exercise price per share of the stock option at the time the stock option is exercised. There is no assurance that the values of unexercised in-the-money stock options reflected in this table will be realized.

CERTAIN DEFERRED COMPENSATION PLANS AND ARRANGEMENTS

    Certain employees, including four of the Named Executive Officers, deferred a portion of their 1983 or 1984 compensation in return for which the Company agreed to pay each of them a specified annual benefit for 15 years beginning at age 65. Benefits are based upon the participant's age and the amount deferred and are calculated to yield an approximate 12.5% annual compound return. In the event of the participant's disability or death, an equal or lesser amount is to be paid to the participant or his beneficiary. After age 55, participants, the sum of whose age and years of service is equal to or greater than 80, may elect to have their benefits begin before age 65, in an actuarially reduced amount. The Company has funded its obligations through the purchase of life insurance policies. The table below shows as to the Named Executive Officers the estimated annual benefit payable at age 65. Each of these individuals is fully vested in the applicable benefit.

                                                                 ESTIMATED
NAME                                                          ANNUAL BENEFITS
----                                                          ---------------
Joe L. Roby.................................................      $56,527
John S. Chalsty.............................................       47,053
Anthony F. Daddino..........................................      107,313
Michael A. Boyd.............................................       75,369

COMPENSATION AND MANAGEMENT COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    No member of the Compensation and Management Committee during the fiscal year ended December 31, 1999 was an officer or employee of the Company.
Mr. Jarmain has been a director of AXF and Equitable Life since 1992. See "Security Ownership of Certain Beneficial Holders and Management" and "Certain Relationships and Related Transactions."

    COMPENSATION AND MANAGEMENT COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation and Management Committee of the Board of Directors (for the purposes of this report, the "Committee") is composed entirely of independent outside directors, none of whom is a current officer or employee of the Company or its subsidiaries. The Committee is responsible for the establishment of policies governing and for the implementation, administration and interpretation of all aspects of executive officer compensation, which includes base salary, short term performance incentives, long term performance incentives and equity based incentives. The Committee reviews the compensation of executive officers on an ongoing basis, developing and executing cost and tax-effective plans with the following objectives:

    - Support the Company's business strategies and goals,

    - Attract and retain the highest caliber executive officers by providing compensation opportunities comparable to those offered by other leading financial services firms with whom the Company competes for business and talent,

    - Motivate high performance in an entrepreneurial incentive-driven culture,

    - Closely align executive officers' interests with stockholders' interests, and

    - Reward results achieved short term and in the long term creation of shareholder value.

    The compensation policy of the Company is to base total compensation on performance. By virtue of the Company's establishment of relatively low fixed base compensation and highly-leveraged incentive opportunities, total compensation will vary directly with the financial results of the Company and the total returns to its stockholders, and may exceed the 75th percentile for superior performance.

    The Committee was established immediately prior to the Company's Initial Public Offering. As such, the Committee is administering certain plans that were approved and in place prior to its establishment. The Committee views such plans as appropriate and supportive of the policies and objectives discussed above.

    In its deliberations, the Committee utilizes the services of an independent consulting firm with expertise in executive compensation among financial services firms, as well as historical marketplace survey data. For 1999, the survey data reviewed in setting compensation levels for executive officers are based on a group of nine firms. Of these firms, six are included in the Peer Group Index used for the Common Stock Performance graph set forth below. See "Common Stock Performance." The firms not included in the Peer Group Index are either not publicly traded or owned, or have a mix of businesses not representative of the

Company on an overall basis, although various segments are comparable to certain divisions of the Company.

    It is the intention of the Committee that executive officer compensation be determined and administered on the basis of total compensation, rather than based on separate free-standing components. In keeping with the Company's policy of sustaining its entrepreneurial incentive-driven culture, no Company-paid retirement benefits are provided to executive officers.

    The total compensation program for executive officers established by the Committee is comprehensive and integrated to include salary, short term and long term performance incentives, and equity-based incentives.

    SALARY

    Salaries are generally significantly below median for similar positions within the financial services industry. Salaries are reviewed annually by the Committee for appropriateness in consideration of the Company's compensation policy, marketplace practice, the Company's financial results, individual position responsibilities and performance.

    SHORT TERM AND LONG TERM PERFORMANCE INCENTIVES

    1996 INCENTIVE COMPENSATION PLAN. The 1996 Incentive Compensation Plan, which is administered by the Committee, provides for the award of short term and long term incentives based on Company profitability. At the beginning of each performance period, each executive officer is assigned an interest in one or more award pools. After completion of each performance period, the Committee evaluates the performance of each executive officer based on the criteria discussed below and, in its sole and absolute discretion, may reduce or increase awards, except that the Committee may only reduce and may not increase an award to a current Named Executive Officer. Awards may be paid in cash, stock-based payments, or any combination thereof.

    SHORT TERM PERFORMANCE INCENTIVES. Aggregate short term incentive compensation awards are based primarily on the Company's profitability over a one or two year period. Individual awards are based on an assessment of individual, business unit, and Company performance.

    In assessing such performance, the Committee evaluates a number of quantitative and qualitative factors without assigning weights and considers absolute and relative results achieved and strategic progress during the prior one or two years, as well as over a period of years. Such performance is evaluated by comparisons to prior years, peer companies and overall industry performance. Factors considered may include the quality, consistency and level of earnings, growth, return on equity, cost control and margins, as well as the services rendered and value added to clients of the Company.

    With regard to 1999, pre-tax profits increased 58.8% from 1998 reflecting the strongest performance in the Company's history, and awards to most executive officers were increased from prior year levels in recognition of this performance and competitive pay levels.

    LONG TERM PERFORMANCE INCENTIVES. Long term performance incentives are generally based on the Company's adjusted cumulative net income and return on equity over a period of three years or longer. Such incentives are designed to strengthen the coincidence of interest of executive officers and the Company's shareholders in the long term growth of enterprise value, as well as to encourage retention among key managers of the Company through vesting and competitive compensation opportunities.

    The number of units awarded to each executive officer is subject to annual review and reflects their individual performance, responsibility level, and potential impact on the long term financial results of the Company. Awards of units have been made under the Company's 1997-1999 Long Term Incentive ("LTI") Plan for the 1997-1999 performance period.

    EQUITY-BASED INCENTIVES

    - 1995 RESTRICTED STOCK UNIT PLAN. Executive officers were granted restricted stock units in 1995 under the 1995 Restricted Stock Unit Plan. These grants were made to executive officers in exchange for reduction in the value of their interests in the 1991 or 1994 LTI Plan. Restricted stock units granted in 1995 will be fully vested in February 2000. No executive officer received a restricted stock unit grant in 1999.

    - 1995 STOCK OPTION PLAN. Executive officers were granted options to purchase shares of Common Stock under the 1995 Stock Option Plan. These grants were made to executive officers in exchange for reduction in the value of their interests in the 1991 or 1994 LTI Plan. Options granted under the 1995 Stock Option Plan became fully vested in 1998. No further grants will be made under this plan which has been replaced by the 1996 Stock Option Plan, as discussed below.

      The value of restricted stock units and stock options awarded under the 1995 Restricted Stock Unit Plan and the 1995 Stock Option Plan may be realized only after vesting and will depend on the market value of the Company's Common Stock in the future. Thus, the ultimate value of such restricted stock unit and stock option awards will provide a continuing incentive to executive officers for the creation of shareholder value.

    - 1996 STOCK OPTION PLAN. At the 1996 Annual Meeting stockholders approved the 1996 Stock Option Plan which is administered by the Committee and provides for the award of stock options to employees of the Company.

    - DLJDIRECT 1999 INCENTIVE COMPENSATION PLAN. At the 1999 Special Meeting stockholders approved the DLJDIRECT 1999 Incentive Compensation Plan which is administered by the Committee and provides for the award of stock options and other equity-based awards as well as annual cash incentive and performance awards to employees and directors of the Company.

      The Committee does not consider stock holdings, prior option or stock grants, prior long term performance incentive awards or the appreciation thereon when making future option, stock and long term performance incentive award determinations.

    COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

    Both the quantitative and qualitative criteria referenced above are applied in assessing the performance and determining the compensation of the Chief Executive Officer, who participates in the Company's executive compensation program on the same basis as all other executive officers.

    In setting the 1999 total compensation of Mr. Roby, the Chief Executive Officer, the Committee took into account the annual and long-term performance of the Company under his leadership and its strategic progress, all of which were viewed as outstanding and reflected in the results realized by the Company in 1999.

    1999 was a year of high performance for the Company. Net income was the strongest ever in the Company's forty-year history. The Company earned a record $600.7 million, 62% greater than 1998 net income of $370.9 million. Total revenues rose 32% to a record $7.1 billion, and net revenues rose 41% to $5.6 billion, as the Company significantly expanded the market share of major components of its investment banking businesses. In addition, the Company undertook a successful public offering of DLJDIRECT stock which tracks separately the performance of the Company's existing on-line discount brokerage and related investment services business.

    In consideration of these outstanding results, the Chief Executive Officer received an annual incentive award of $12.5 million for 1999. This represented a 47% increase from his 1998 annual incentive award. His salary of $175,000 was last increased in 1987. Mr. Roby also received an option grant on 500,000 shares in 1999 in recognition of his promotion to Chief Executive Officer in 1998 and the superior results achieved in 1999. The option becomes exercisable in four equal installments through 2003.

    The Committee believes that the total compensation of the Chief Executive Officer is appropriate relative to his performance, the performance of the Company and the compensation of other heads of high-performing investment firms.

    TAX CONSIDERATIONS

    The Committee's policy is to preserve corporate tax deductions while maintaining the flexibility to approve compensation arrangements that it deems to be in the best interests of the Company and its stockholders, but which may not always qualify for full tax deductibility.

                                          Compensation and Management Committee
                                          LOUIS HARRIS
                                          W. EDWIN JARMAIN
                                          JOHN C. WEST, CHAIRMAN

COMMON STOCK PERFORMANCE--DLJ COMMON STOCK

    The following chart compares the cumulative total return on stockholder investment in DLJ Common Stock since the Company's public offering date (October 24, 1995) with that of the Standard & Poor's 500 and a Peer Group Index. All indices include the reinvestment of dividends.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

          DONALDSON, LUFKIN & JENRETTE, INC.  NEW PEER GROUP  OLD PEER GROUP  S&P 500
10/24/95                             $100.00         $100.00         $100.00  $100.00
12/31/95                             $115.74          $94.22          $96.74  $111.20
12/31/96                             $122.94         $146.36         $141.64  $130.81
12/31/97                             $274.20         $262.97         $246.09  $174.44
12/31/98                             $284.53         $278.30         $276.04  $224.29
12/31/99                             $337.37         $506.94         $539.51  $271.48

                                                                                                         COMPOUND
                                                                                                          ANNUAL
                                                                                                          RETURN
                                       10/24/95   12/31/95   12/31/96   12/31/97   12/31/98   12/31/99     RATE
                                       --------   --------   --------   --------   --------   --------   --------
Donaldson, Lufkin & Jenrette, Inc....  $100.00    $115.74    $122.94    $274.20    $284.53    $337.37      33.8%
New Peer Group*......................  $100.00    $ 94.22    $146.36    $262.97    $278.30    $506.94      47.4%
Old Peer Group**.....................  $100.00    $ 96.74    $141.64    $246.09    $276.04    $539.51      49.7%
S&P 500..............................  $100.00    $111.20    $130.81    $174.44    $224.29    $271.48      27.0%

--------------------------

* New peer group includes Bear Stearns Companies, Goldman Sachs Group Inc., Lehman Brothers Holdings, Merrill Lynch & Co., Inc., Morgan Stanley Group (10/24/95 - 5/30/97), Morgan Stanley Dean Witter & Co. (6/1/97 - 12/31/99)
    and Paine Webber Group Inc. Assumes conversion of Morgan Stanley Group shares into Morgan Stanley Dean Witter & Co. on 6/1/97.

** Old peer group includes Bear Stearns Companies, Lehman Brothers Holdings, Morgan Stanley Group (10/24/95 - 5/30/97) and Morgan Stanley Dean Witter & Co. (6/1/97-12/31/99). Assumes conversion of Morgan Stanley Group shares into Morgan Stanley Dean Witter & Co. on 6/1/97.

COMMON STOCK PERFORMANCE--DLJDIRECT COMMON STOCK

    The following chart compares the cumulative total return on stockholder investment in DLJDIRECT Common Stock since its issue date (May 26, 1999) with that of the Standard & Poor's 500 and a Peer Group Index. All indices include the reinvestment of dividends.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

          DLJDIRECT  PEER GROUP*  S&P 500
5/26/99     $100.00      $100.00  $100.00
12/31/99     $67.82       $69.16  $115.26

                                                                                    COMPOUND
                                                                                     ANNUAL
                                                                                     RETURN
                                                              5/26/99    12/31/99     RATE
                                                              --------   --------   --------
DLJdirect...................................................  $100.00    $ 67.82     -47.8%
Peer Group*.................................................   100.00      69.16     -46.1%
S&P 500.....................................................   100.00     115.26      26.8%

--------------------------

* Peer group includes Ameritrade Holding Corporation, E*Trade Group, Inc., Investment Technology Group, J.B. Oxford Holdings, Inc., Knight/Trimark Group, Inc., National Discount Brokers and TD Waterhouse Group.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS AND MANAGEMENT

    The following table sets forth, as of March 1, 2000, the total number of shares of DLJ Common Stock and DLJDIRECT Common Stock beneficially owned, and the percent so owned, by each director and nominee for director, by each person known to the Company to be the beneficial owner of more than 5% of the outstanding DLJ Common Stock and DLJDIRECT Common Stock, by the Named Executive Officers and by all current directors and executive officers as a group. No person owns more than 1% of DLJDIRECT common stock.

                                                                         DLJ
                                                              --------------------------
                                                                       CURRENT             DLJDIRECT
                                                               BENEFICIAL OWNERSHIP(1)     ---------
                                                              --------------------------    NUMBER
                                                                 NUMBER OF                    OF
                                                                  SHARES        PERCENT     SHARES
                                                              ---------------   --------   ---------
AXA(2)......................................................       90,440,000     71.1%          --
  25 Avenue Matignon
  75008 Paris, France
AXA Financial, Inc.(3)......................................       88,603,333     69.6           --
  1290 Avenue of the Americas
  New York, New York 10104
The Equitable Life Assurance................................       39,961,540     31.4           --
  Society of the United States(4)
  1290 Avenue of the Americas
  New York, New York 10104
Joe L. Roby(5)..............................................        1,868,726      1.4       25,000
John S. Chalsty(6)..........................................        1,998,532      1.5       20,250
Anthony F. Daddino(7).......................................          709,848        *       10,250
David DeLucia(8)............................................          197,540        *       10,250
Hamilton E. James(9)........................................        1,105,611        *       10,250
Edward J. Resch(10).........................................           24,230        *          250
Stuart M. Robbins(11).......................................          614,349        *       10,250
Michael A. Boyd(12).........................................          123,376        *        1,250
Henri de Castries(13).......................................            2,000        *        2,500
Denis Duverne(14)...........................................            2,000        *        2,500
Jane Mack Gould(15).........................................            4,000        *        2,500
Louis Harris(16)............................................           15,080        *        2,500
Michael Hegarty(17).........................................                0        *        2,500
Henri G. Hottinguer(18).....................................           21,336        *        2,500
W. Edwin Jarmain(19)........................................           27,248        *        2,500
Francis Jungers(20).........................................           21,000        *        7,500
Edward D. Miller(21)........................................                0        *        2,500
Stanley B. Tulin(22)........................................            1,000        *        2,500
W.J. Sanders III(23)........................................           19,810        *       12,500
John C. West(24)............................................           35,100        *        2,500
All directors and executive officers as a group(25).........        7,183,406      5.4      132,750

--------------------------

*   Less than 1.0%.

(1) The table provides certain information regarding the beneficial ownership of DLJ Common Stock and DLJDIRECT Common Stock by AXA, AXF, Equitable Life, each of the Company's directors and all directors and executive officers as a group.

(2) AXA is AXF's largest stockholder, beneficially owning approximately 58% of AXF's outstanding common stock. As of March 1, 2000, a group of four French mutual insurance companies (the "Mutuelles AXA") owned, directly or indirectly through various holding companies, approximately 23.3% of the issued shares representing 36.7% of the voting power of AXA. For insurance regulatory purposes, the shares of capital stock of AXF beneficially owned by AXA and its subsidiaries have been deposited into a voting trust to ensure that certain of the indirect minority shareholders of AXA do not exercise control over AXF or certain of its insurance subsidiaries.

(3) The number listed includes shares of Common Stock beneficially owned by AXF's wholly-owned subsidiary, Equitable Life.

(4) The number listed includes shares of Common Stock beneficially owned through its wholly-owned subsidiary, Equitable Holdings, L.L.C.

(5) The Current Beneficial Ownership column for Mr. Roby includes 515,016 vested restricted stock units and 1,323,384 option shares exercisable within 60 days. In addition, Mr. Roby beneficially owns 100,000 shares of common stock of AXF, including 50,000 option shares exercisable within 60 days, 2,500 American Depositary Receipts ("ADRs") of AXA and 5,000 option shares of AXA which are exercisable within 60 days.

(6) The Current Beneficial Ownership column for Mr. Chalsty includes 1,500 shares owned by Mr. Chalsty's wife, 712,552 vested restricted stock units and 1,272,714 option shares exercisable within 60 days. In addition, Mr. Chalsty beneficially owns 232,000 shares of common stock of AXF, including 200,000 option shares exercisable within 60 days, 2,500 ADRs of AXA and 10,000 option shares of AXA which are exercisable within 60 days.

(7) The Current Beneficial Ownership column for Mr. Daddino includes 212,347 vested restricted stock units and 436,548 option shares exercisable within 60 days. Mr. Daddino beneficially owns 200 shares of common stock of AXF which are held in an insurance trust for the benefit of his wife and children and also holds an option to purchase 100,000 shares of common stock of AXF which is exercisable within 60 days.

(8) The Current Beneficial Ownership column for Mr. DeLucia includes 190,806 option shares exercisable within 60 days.

(9) The Current Beneficial Ownership column for Mr. James includes 725,372 option shares exercisable within 60 days and 5,803 shares held in his account under the Company's 401(k) Retirement Savings Plan. Mr. James also holds 1,000 ADRs of AXA.

(10) The Current Beneficial Ownership column for Mr. Resch includes 19,204 option shares exercisable within 60 days and 532 shares held in his account under the Company's 401(k) Retirement Savings Plan.

(11) The Current Beneficial Ownership column for Mr. Robbins includes 435,224 option shares exercisable within 60 days.

(12) The Current Beneficial Ownership column for Mr. Boyd includes 79,544 option shares exercisable within 60 days.

(13) Mr. de Castries also beneficially owns 86,665 shares of common stock of AXF, all of which are option shares exercisable within 60 days, 63,625 shares of common stock of AXA, and 59,125 option shares of AXA which are exercisable within 60 days.

(14) Mr. Duverne also beneficially owns 53,999 shares of common stock of AXF, of which 4,000 are shares owned with his wife and 49,999 are option shares exercisable within 60 days. In addition, Mr. Duverne beneficially owns 15,000 shares of common stock of AXA and 10,000 option shares exercisable within 60 days.

(15) The Current Beneficial Ownership column for Ms. Gould includes 1,000 option shares exercisable within 60 days.

(16) The Current Beneficial Ownership column for Mr. Harris includes 9,000 option shares exercisable within 60 days.

(17) Mr. Hegarty also beneficially owns 296,794 shares of common stock of AXF, including 295,956 option shares exercisable within 60 days and 3,750 option shares of AXA exercisable within 60 days.

(18) The Current Beneficial Ownership column for Mr. Hottinguer includes 17,000 option shares exercisable within 60 days.

(19) The Current Beneficial Ownership column for Mr. Jarmain includes 17,000 option shares exercisable within 60 days. Mr. Jarmain also beneficially owns 22,029 shares of common stock of AXF.

(20) The Current Beneficial Ownership column for Mr. Jungers includes 17,000 option shares exercisable within 60 days. The DLJDIRECT column includes 500 shares owned by Mr. Jungers' wife.

(21) Mr. Miller beneficially owns 732,711 shares of common stock of AXF, including 732,511 option shares exercisable within 60 days and 12,500 option shares of AXA exercisable within 60 days.

(22) The 1,000 shares shown are owned with his wife. Mr. Tulin also beneficially owns 278,753 shares of common stock of AXF, including 253,280 option shares exercisable within 60 days. Of these shares 8,000 are owned with his wife. In addition, Mr. Tulin owns 2,000 ADRs of AXA and 7,500 option shares of AXA which are exercisable within 60 days.

(23) The Current Beneficial Ownership column for Mr. Sanders includes 17,000 option shares exercisable within 60 days. In addition, 2,500 shares are owned directly by his wife, as to which shares Mr. Sanders disclaims beneficial ownership.

(24) The Current Beneficial Ownership column for Mr. West includes 17,000 option shares exercisable within 60 days. Of the Common Stock beneficially owned by Mr. West, 9,600 shares are held on his behalf by a profit sharing plan. In addition, 400 shares are owned directly by his wife, as to which shares
    Mr. West disclaims beneficial ownership.

(25) The Current Beneficial Ownership column includes 1,439,915 vested restricted stock units and 4,874,194 option shares exercisable within 60 days. All directors and executive officers as a group also beneficially own 1,905,151 shares of common stock of AXF, 174,000 shares of common stock of AXA and 8,000 ADRs of AXA.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

    Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers and directors, and persons who own more than ten-percent of a registered class of the Company's equity securities, to file initial statements of beneficial ownership (Form 3), and statements of changes in beneficial ownership (Forms 4 or 5), of DLJ Common Stock and other equity securities of the Company with the Commission and the New York Stock Exchange, Inc. Officers, directors and greater than ten-percent shareholders are required by Commission regulation to furnish the Company with copies of all such forms they file.

    Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no additional forms were required for those persons, the Company believes that all filing requirements applicable to its officers, directors, and greater than ten-percent beneficial owners were complied with during 1999.

                  ITEM 2: RATIFICATION OF INDEPENDENT AUDITORS

    Upon recommendation of the Audit Committee, the Board of Directors has appointed KPMG LLP to audit the accounts of the Company for the fiscal year ending December 31, 2000. KPMG LLP has audited the consolidated financial statements of the Company since the Company was founded. KPMG LLP representatives will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

    Stockholder ratification of the appointment of KPMG LLP as the Company's independent auditors is not required by the Company's bylaws or otherwise. The Board of Directors has elected to seek such ratification as a matter of good corporate practice. Should the stockholders fail to ratify the appointment of KPMG LLP as the Company's independent auditors for the fiscal year ending December 31, 2000, the Board of Directors will consider whether to retain that firm for such year.

    THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2000.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

REGISTRATION RIGHTS AND INDEMNIFICATION AGREEMENT

    Under a Registration Rights and Indemnification Agreement between the Company and AXF, the Company has granted AXF the right to require the Company to register shares of DLJ Common Stock held by AXF for sale in accordance with AXF's intended method of disposition thereof (a "demand registration"). AXF may require up to six such demand registrations, with no more than one every six months. Additionally, the Company has granted to AXF the right subject to certain exceptions to participate in registrations of DLJ Common Stock initiated by the Company on its own behalf or on behalf of its stockholders (a "piggy-back registration"). The Company is required to pay expenses (other than underwriting discounts and commissions) incurred by AXF in connection with the demand and piggy-back registrations. Subject to certain limitations specified in the Registration Rights and Indemnification Agreement, AXF's registration rights are assignable to third parties. The Registration Rights and Indemnification Agreement provides for indemnification and contribution by the Company for the benefit of AXF and permitted assigns and their related persons relating to the demand and piggy-back registrations. In addition, such Agreement provides for indemnification and contribution by the Company for the benefit of AXF and its related persons with respect to other securities offerings by the Company and financial and other information provided by the Company to AXF and in Exchange Act reports.

TAX SHARING AGREEMENTS

    The Company was included in AXF's consolidated tax group for Federal income tax purposes through December 31, 1996. In connection with the Initial Public Offering, the Company and AXF entered into a Federal income tax sharing agreement (the "Federal Income Tax Sharing Agreement"). Pursuant to the Federal Income Tax Sharing Agreement, the Company and AXF generally make payments between them such that, with respect to any period in which the Company was a member of AXF's consolidated tax group for Federal income tax purposes (a "Pre-Deconsolidation Period"), the amount of Federal income taxes to be paid by the Company will be determined as though the Company were to file for such period and all prior periods separate Federal income tax returns (generally including any amounts determined to be due as a result of a redetermination of the Federal income tax liability of the AXF consolidated group arising from an audit or otherwise) as the common parent of an affiliated group of corporations filing a consolidated return rather than being a consolidated subsidiary of AXF. The Company is also entitled to receive certain payments from AXF in respect of carrybacks of tax assets, if any, of the Company, determined on a separate return basis, arising in a Pre-Deconsolidation Period beginning after the completion of the Initial Public Offering. The amount of any such payment will generally be determined, in the case of a carryback to a Pre-Deconsolidation Period ending on or before the completion of the Initial Public Offering, by the actual tax benefit received by the AXF consolidated group from such carryback, or, in the case of a carryback to any Pre-Deconsolidation Period beginning after the completion of the Initial Public Offering, by the benefit that the Company would have received from such carryback on a separate return basis.

    With respect to the period the Company was a part of the AXF consolidated group, AXF continues to have all the rights of a common parent of a consolidated group, will be the sole and exclusive agent for the Company in any and all matters related to the Federal income tax liability of the Company and will be responsible for the preparation and filing of consolidated Federal income tax returns. In addition, each member of a consolidated group for Federal income tax purposes is jointly and severally liable for the Federal income tax liability of each other member of its consolidated group. Accordingly, under the Federal Income Tax Sharing Agreement, AXF has agreed to indemnify the Company against such liabilities to the extent that they relate to the Federal income tax liability of the AXF consolidated group for periods that the Company is included in the AXF consolidated group, except to the extent attributable to the Company.

    The Federal Income Tax Sharing Agreement also contains provisions in respect of certain Federal income tax matters relating to a carryback of a tax asset, if any, of the Company from a period beginning on or after the date on which the Company ceases to be eligible for inclusion in AXF's consolidated group (a "Post-Deconsolidation Period") to a Pre-Deconsolidation Period. Under the Federal Income Tax Sharing Agreement, (i) the Company will agree to forego the carryback of any net operating losses to a Pre-Deconsolidation Period unless AXF consents to such carryback, which consent shall not be unreasonably withheld, and (ii) the Company may be entitled to receive certain payments from AXF in respect of any tax assets carried back to Pre-Deconsolidation Periods.

    The Company also filed combined, consolidated or unitary income tax returns with ACMC, Inc. ("ACMC"), an indirect wholly-owned subsidiary of AXF, in certain states and localities for periods through December 31, 1996. The Company and ACMC have entered into a tax sharing agreement (the "State Tax Sharing Agreement"), pursuant to which the Company and ACMC have agreed that with respect to any period in which the Company and ACMC have filed or file a combined, consolidated or unitary income tax return in a state or local taxing jurisdiction, the amount of combined, consolidated or unitary income taxes to be paid by ACMC will be determined as though ACMC were to file for such period and all prior periods separate income tax returns with respect to such state or local taxing jurisdiction. The Company has agreed to indemnify ACMC against any combined, consolidated or unitary income taxes for periods in which the Company files combined, consolidated or unitary income tax returns with ACMC, except to the extent attributable to ACMC.

EMPLOYEES' SECURITIES COMPANY

    Selected employees of the Company, including executive officers, are offered the opportunity to become members of the DLJ First ESC L.P. and DLJ ESC II L.P. (the "ESCs"), investment vehicles which qualify as "employees' securities companies" for purposes of the Investment Company Act of 1940, as amended. The ESCs invest in the Company's merchant banking portfolio companies, typically acquiring between 30% and 40% of the Company's investment in such companies. The amounts invested by members are augmented in the ratio of 4:1 by a combination of recourse loans from the Company and preferred contributions to the ESC by the Company which have a capped return equal to the prime rate plus 1 3/4%, each of which is repaid to the Company upon realization of the applicable portfolio investments.

    Amounts invested in the ESCs by each of the Company's executive officers for 1999 are set forth below:

                                                                 YEAR ENDED
NAME                                                          DECEMBER 31, 1999
----                                                          -----------------
Joe L. Roby.................................................      $300,000
John S. Chalsty.............................................       240,000
Michael A. Boyd.............................................        20,000
Anthony F. Daddino..........................................       110,000
David DeLucia...............................................       105,000
Gates H. Hawn...............................................        60,000
Hamilton E. James...........................................       477,000
Edward J. Resch.............................................        20,000
Stuart M. Robbins...........................................       105,000

    The amount of loans made to the Company's executive officers and preferred contributions made in the ESCs by the Company on behalf of the Company's executive officers for 1999, as well as the amount of such loans outstanding for the year December 31, 1999, are set forth below:

                                                                                  LOANS AND PREFERRED
                                                            LOANS AND PREFERRED      CONTRIBUTIONS
                                                               CONTRIBUTIONS          OUTSTANDING
                                                                YEAR ENDED        FOR THE YEAR ENDED
NAME                                                         DECEMBER 31, 1999     DECEMBER 31, 1999
----                                                        -------------------   -------------------
Joe L. Roby...............................................       $1,304,000            $2,841,000
John S. Chalsty...........................................        1,156,000             2,473,000
Michael A. Boyd...........................................           85,000               189,000
Anthony F. Daddino........................................          509,000             1,129,000
David DeLucia.............................................          441,000             1,019,000
Gates H. Hawn.............................................          290,000               620,000
Hamilton E. James.........................................        1,989,000             5,005,000
Edward J. Resch...........................................           80,000               201,000
Stuart M. Robbins.........................................          447,000               953,000

DLJ FUND INVESTMENT PARTNERS, L.P.

    Selected employees of the Company, including certain executive officers, are limited partners of DLJ Fund Investment Partners, L.P. ("FIP"), an investment vehicle organized to allow these employees to invest on a leveraged basis in funds and other investment vehicles sponsored by certain of the Company's clients and potential clients and on a co-investment basis in transactions in which the Company's clients also invest. Amounts invested by the limited partners are augmented in the ratio of 2:1 by preferred contributions to FIP by the Company which have a capped return equal to the prime rate plus 1 3/4%.

    Amounts committed to FIP by each of the Company's executive officers are set forth below:

NAME                                                        AT DECEMBER 31, 1999
----                                                        --------------------
Joe L. Roby...............................................       $2,000,000
John S. Chalsty...........................................        2,000,000
Michael A. Boyd...........................................              -0-
Anthony F. Daddino........................................          500,000
David DeLucia.............................................              -0-
Gates H. Hawn.............................................          500,000
Hamilton E. James.........................................        2,000,000
Edward J. Resch...........................................              -0-
Stuart M. Robbins.........................................          500,000

    The amounts of preferred contributions made to FIP by the Company on behalf of each of the Company's executive officers in 1999 as well as the loan balances outstanding at December 31, 1999 are set forth below:

                                                                      PREFERRED
                                                  PREFERRED         CONTRIBUTIONS
                                                CONTRIBUTIONS        OUTSTANDING
                                                 YEAR ENDED        FOR YEAR ENDED
NAME                                          DECEMBER 31, 1999   DECEMBER 31, 1999
----                                          -----------------   -----------------
Joe L. Roby.................................      $666,000           $1,449,000
John S. Chalsty.............................       666,000            1,449,000
Michael A. Boyd.............................           -0-                  -0-
Anthony F. Daddino..........................       167,000              362,000
David DeLucia...............................           -0-                  -0-
Gates H. Hawn...............................       167,000              362,000
Hamilton E. James...........................       666,000            1,449,000
Edward J. Resch.............................           -0-                  -0-
Stuart M. Robbins...........................       167,000              362,000

DLJ FUND INVESTMENT PARTNERS II, L.P.

    Selected employees of the Company, including certain executive officers, are limited partners of DLJ Fund Investment Partners II, L.P. ("FIP II"), an investment vehicle organized to allow these employees to invest on a leveraged basis in funds and other investment vehicles in the alternative investment arena. Amounts invested by the limited partners are augmented in the ratio of 1:1 by non-recourse loans to FIP II by the Company which have a capped return equal to the prime rate plus 1 3/4%.

    Amounts committed to FIP II by each of the Company's executive officers are set forth below:

NAME                                                        AT DECEMBER 31, 1999
----                                                        --------------------
Joe L. Roby...............................................       $1,000,000
John S. Chalsty...........................................              -0-
Michael A. Boyd...........................................          250,000
Anthony F. Daddino........................................              -0-
David DeLucia.............................................              -0-
Gates H. Hawn.............................................          500,000
Hamilton E. James.........................................        2,000,000
Edward J. Resch...........................................              -0-
Stuart M. Robbins.........................................              -0-

    The amounts of non-recourse loans made to FIP II by the Company on behalf of each of the Company's executive officers for 1999 as well as the loan balances outstanding for the year ended December 31, 1999 are set forth below:

                                                                 NON-RECOURSE LOANS
                                            NON-RECOURSE LOANS    OUTSTANDING FOR
                                                YEAR ENDED           YEAR ENDED
NAME                                        DECEMBER 31, 1999    DECEMBER 31, 1999
----                                        ------------------   ------------------
Joe L. Roby...............................       $338,000             $405,000
John S. Chalsty...........................            -0-                  -0-
Michael A. Boyd...........................         85,000              101,000
Anthony F. Daddino........................            -0-                  -0-
David DeLucia.............................            -0-                  -0-
Gates H. Hawn.............................        169,000              203,000
Hamilton E. James.........................        677,000              810,000
Edward J. Resch...........................            -0-                  -0-
Stuart M. Robbins.........................            -0-                  -0-

OTHER AFFILIATED TRANSACTIONS

    The Company, AXF and their respective affiliates engage in a variety of transactions in the ordinary course of their respective businesses. As a general rule, the Company has not retained an independent third party to evaluate transactions with AXF and there has been no independent committee of the Board of Directors to evaluate such transactions. Notwithstanding this fact, the Company believes that each of the arrangements described below was made on an arm's-length basis. This belief is based on the fact that the terms and conditions of such transactions (including the fees or other amounts paid by the Company in connection with such transactions) were established through arm's-length negotiations which took into account (i) the terms and conditions of transactions of the same or a similar nature entered into by the Company with unaffiliated third parties, (ii) the terms and conditions of transactions of the same or a similar nature entered into by AXF with unaffiliated third parties, and/or (iii) the terms and conditions of market transactions of the same or a similar nature entered into by unaffiliated third parties. Notwithstanding the foregoing, there can be no assurance that the Company could not have obtained more favorable terms from an unaffiliated third party. While there can be no assurance, the Company anticipates that future transactions with AXF will be made on an arm's-length basis consistent with past practice.

FINANCIAL SERVICES PROVIDED BY OR TO THE COMPANY

    Donaldson, Lufkin & Jenrette Securities Corporation ("DLJSC") from time to time provides investment banking, underwriting and administrative services to AXF, AXA and their subsidiaries. The fees related to investment banking services were $16,492,000 and the fees related to administrative services were $4,000 in 1999. DLJSC from time to time also provides brokerage and research services to AXF, AXA and their subsidiaries. Such services were provided on an arm's-length basis in the ordinary course of business at rates comparable to those paid at the time by unaffiliated third parties.

    DLJSC and Pershing distribute certain Alliance sponsored funds and cash management products and receive standard sales concessions and distribution payments. In addition, Alliance and Pershing have an agreement pursuant to which Pershing recommends to certain of its correspondent firms the use of Alliance cash management products for which it is allocated a portion of the revenues derived by Alliance from sales through the Pershing correspondents. Amounts paid by Alliance to the Company in connection with the above distribution services during 1999 totaled $75 million.

    AXA Advisors, LLC ("AXA Advisors"), an indirect wholly-owned subsidiary of AXF and a successor to EQ Financial Consultants, Inc., has arrangements with DLJAM pursuant to which AXA Advisors' registered representatives are compensated for referring investment advisory clients to DLJAM. Referral amounts paid by DLJAM during 1999 totaled $178,000.

    AXA Advisors distributes DLJAM's mutual funds for which it receives standard sales concessions, which during 1999 totaled $297,000.

    AXA Advisors and DLJSC are parties to a portfolio manager agreement with respect to AXF Classic Strategies, a wrap fee investment program offered through AXA Advisors. Amounts paid to AXA Advisors by DLJSC were $764,000.

    Alliance and DLJAM share investment management responsibility for a number of institutional accounts. The amount of advisory fees received from such accounts that were allocated to DLJAM during 1999 totaled $50,000.

    On December 26, 1995, DLJSC issued 300,000 shares of its non-voting Adjustable Rate Cumulative Preferred Stock for $30 million. On May 24, 1996, DLJSC issued 15,000 additional shares of its non-voting Adjustable Rate Cumulative Preferred Stock, for an aggregate purchase price of $1.5 million, to WSW 1995 Exchange Fund, L.P. At December 31, 1999, 315,000 shares were issued and outstanding, of which 155,000 were held by the Company. The General Partner of such partnership is a subsidiary of DLJAM. Such preferred stock will automatically be redeemed by DLJSC 15 years from the date of issuance thereof and may be redeemed at the option of DLJSC at any time prior to such date.

    During 1999, the Company provided investment banking and underwriting services to Advanced Micro Devices, Inc., of which Mr. Sanders is Chairman of the Board and Chief Executive Officer, for fees totaling approximately $3,750,000.

    Certain directors, officers and employees of the Company, AXF, AXA and their subsidiaries maintain margin accounts with DLJSC. Margin account transactions for such directors, officers and employees are conducted by DLJSC in the ordinary course of business and are substantially on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated persons and did not involve more than the normal risk of collectibility or present other unfavorable features. In addition, certain of such directors, officers and employees had investments or commitments to invest in various funds sponsored by subsidiaries of the Company. Such investments or commitments have been made on the same basis as those made by investors not affiliated with the Company and the aggregate of such investments are less than 8% of the investments in any such fund. DLJSC also, from time to time and in the ordinary course of business, enters into transactions involving the purchase or sale of securities from or to such directors, officers and employees and members of their immediate families, as principal. Such transactions on a principal basis are effected on substantially the same terms as similar transactions with unaffiliated third parties except that in some instances directors, officers and employees are not charged placement fees. DLJSC offers its employees reduced commission rates.

INSURANCE COVERAGE OBTAINED FROM AXF

    The Company has purchased split-dollar life insurance policies on the lives of Messrs. Chalsty, Roby, Daddino, James and Pechter from Equitable Life at rates comparable to those paid at the time by unaffiliated third parties. The aggregate amount of premiums for these policies borne by the Company in 1999 were approximately $170,000 for Mr. Chalsty and $185,000 each for Messrs. Roby, Daddino, James and Pechter.

    In addition, the Company from time to time purchases life insurance policies from Equitable Life on the lives of several hundred employees, including
Messrs. Chalsty, Roby, Daddino, James and Pechter, who participate in deferred compensation plans maintained by the Company. The Company believes these purchases are at rates comparable to those that could be obtained from unaffiliated third parties. During 1999, the aggregate premiums paid under such policies for all participants was approximately $28.1 million.

    AXF arranges for directors and officers liability insurance coverage for itself and its subsidiaries, including the Company under a policy written by insurance companies unaffiliated with AXF. Based on a review of market rates, the Company believes that such rates are at least as favorable to the Company as could be obtained from unaffiliated third parties.

FINANCIAL SERVICES OBTAINED FROM AFFILIATES

    Alliance provides investment management services to certain of the Company's employee benefit plans at rates comparable to those paid at the time by unaffiliated third parties. Advisory fees from these accounts during 1999 totaled $1.5 million.

    An affiliate of AXA, AXA Investment Managers GS Ltd. ("AXA Asset Management"), provides investment management services to the DLJ Winthrop International Equity Fund and the DLJ Winthrop Developing Markets Fund (the "Funds"), a set of mutual funds sponsored by DLJ Asset Management Group, Inc. pursuant to a sub-advisory agreement between DLJAM and AXA Asset Management. Advisory fees of $428,168 were paid by DLJAM to AXA Asset Management relating to the Fund's fiscal year ending October 31, 1999. In addition, DLJAM pays for various direct fund expenses on behalf of the Funds and AXA Asset Management reimburses DLJAM for 50% of such expenses. The total amount of expenses reimbursed was approximately $61,000.

OTHER TRANSACTIONS WITH AXF

    In 1993, Equitable Life purchased 200,000 shares of the Company's Cumulative Exchangeable Preferred Stock for $20.0 million. In 1996, these shares were exchanged, pursuant to the terms thereof, for $20.0 million aggregate principal amount of the Company's 9.58% Subordinated Exchange Notes due 2003. The Company paid interest on these notes to Equitable Life of $1.9 million in 1999. Such interest was paid on a PRO RATA basis to all holders of 9.58% Subordinated Exchange Notes, including unaffiliated third parties.

    AXF has committed, subject to approval by AXF on a transaction-by-transaction basis, to provide $750 million of subordinated debt financing to the DLJ Bridge Fund. Interest payments and other distributions to Equitable Life from the DLJ Bridge Fund during 1999 totaled $8.4 million. The Company has agreed to pay AXF the first $25 million of aggregate principal losses incurred by AXF with respect to all bridge loans. To the extent such payments by the Company do not fully cover any such losses incurred by AXF, AXF is entitled to receive all other distributions otherwise payable to the Company with respect to DLJ Bridge Fund activities until such losses have been recovered. The Company has also agreed to pay AXF the amount, if any, by which any principal loss on an individual loan exceeds $150 million. In addition, AXF is entitled to one-third of any equity securities obtained in connection with any bridge loan.

    Equitable Life has invested an aggregate of $73.0 million in Sprout Growth, L.P., Sprout Growth II, L.P., Sprout Capital V, L.P., Sprout Capital VI, L.P., Sprout Capital VII, L.P., and Sprout Capital VIII, L.P., (collectively, the "Sprout Funds"), venture capital funds sponsored by the Company. Distributions to Equitable Life from the Sprout Funds during 1999 were $16.1 million. Such distributions were paid on a PRO RATA basis to all investors, including unaffiliated third parties.

    Pursuant to a Services Agreement between a subsidiary of DLJDIRECT Holdings Inc. and an affiliate of AXF, the subsidiary provides services to AXF in return for monthly fees. These services include development services such as technological solutions to enhance account security, maintenance services (including hotline support, scheduled maintenance and informal training) and hosting services such as the interconnection, monitoring and provision of servers to support AXF's Internet applications. Fees paid by AXF amounted to $221,000 in 1999.

    The Company currently leases certain of its office facilities from joint ventures in which AXF participates. Total lease payments by the Company with respect to such facilities were approximately

$1.4 million for 1999. DLJDIRECT currently occupies office facilities owned by a joint venture in which AXF participates. Amounts paid under this agreement were approximately $410,000 in 1999.

                             STOCKHOLDER PROPOSALS

    Under the rules and regulations of the Commission as currently in effect, any holder of at least $1,000 in market value of DLJ Common Stock who has held such DLJ Common Stock for at least one year and who desires to have a proposal presented in the Company's proxy material for use in connection with the annual meeting of stockholders to be held in 2000 must transmit that proposal (along with his or her name, address, the number of shares of DLJ Common Stock that he or she holds of record or beneficially, the dates upon which the securities were acquired and documentary support for a claim of beneficial ownership) in writing as set forth below. Proposals of stockholders intended to be presented at the annual meeting of stockholders to be held in 2001 must be received by Marjorie
S. White, Secretary, Donaldson, Lufkin & Jenrette, Inc., 277 Park Avenue, New York, New York 10172, no later than November 20, 2000.

    Holders of DLJ Common Stock who want to have proposals submitted for consideration at future meetings of the stockholders should consult the applicable rules and regulations of the Commission with respect to such proposals, including the permissible number and length of proposals and other matters governed by such rules and regulations.

                             ADDITIONAL INFORMATION

    THE COMPANY WILL MAKE AVAILABLE A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1999, WHEN IT BECOMES AVAILABLE, AND ANY QUARTERLY REPORTS ON FORM 10-Q OF THE COMPANY FILED THEREAFTER, WITHOUT CHARGE, UPON WRITTEN REQUEST TO THE SECRETARY, DONALDSON, LUFKIN & JENRETTE, INC., 277 PARK AVENUE, NEW YORK, NEW YORK 10172. EACH SUCH REQUEST MUST SET FORTH A GOOD FAITH REPRESENTATION THAT, AS OF THE RECORD DATE (MARCH 15, 2000), THE PERSON MAKING THE REQUEST WAS A BENEFICIAL OWNER OF COMMON STOCK ENTITLED TO VOTE.

    In order to ensure timely delivery of any such document prior to the Annual Meeting, any request should be received by the Company promptly.

                                 OTHER BUSINESS

    The Company knows of no other matters which may come before the Annual Meeting. However, if any such matters properly come before the Annual Meeting, the individuals named in the proxies will vote on such matters in accordance with their best judgment.

                                          BY ORDER OF THE BOARD OF DIRECTORS
                                          Marjorie S. White
                                          SECRETARY

March 27, 2000

          STOCKHOLDER'S PROXY SOLICITED BY THE BOARD OF DIRECTORS OF
P                     DONALDSON, LUFKIN & JENRETTE, INC.

R

O    To: Donaldson, Lufkin & Jenrette, Inc.

X I appoint Marjorie S. White and Michael A. Boyd, individually and together, as my proxies, with power of substitution, to vote all of my
Y DONALDSON, LUFKIN & JENRETTE, INC. common stock at the Annual Meeting of Stockholders of DONALDSON, LUFKIN & JENRETTE, INC. to be held at the Company's offices, 8th Floor, 277 Park Avenue, New York, New York
     10172, on Tuesday, May 9, 2000, at 10:00 a.m., New York City time, and at any adjournment or postponement of the meeting.

     MY PROXIES WILL VOTE THE SHARES REPRESENTED BY THIS PROXY AS DIRECTED ON THE OTHER SIDE OF THIS CARD, BUT IN THE ABSENCE OF ANY INSTRUCTIONS FROM ME, MY PROXIES WILL VOTE "FOR" THE ELECTION OF ALL THE NOMINEES LISTED UNDER ITEM 1 AND "FOR" ITEM 2. MY PROXIES MAY VOTE ACCORDING TO THEIR DISCRETION ON ANY OTHER MATTER WHICH MAY PROPERLY COME BEFORE THE MEETING. I MAY REVOKE THIS PROXY PRIOR TO ITS EXERCISE.

              PLEASE SIGN AND DATE THE OTHER SIDE OF THIS CARD.

                       (Please fill in the appropriate boxes on the other side.)
--------------------------------------------------------------------------------
    FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR VOTED PROXY CARD BY MAIL

      PLEASE MARK YOUR                                                   |
 /X/  CHOICES LIKE THIS                                                  | 6670
      IN BLUE OR BLACK INK.                                              -------


 THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" ALL THE NOMINEES LISTED
                      UNDER ITEM 1 AND "FOR" ITEM 2.

Item 1. Election of all the members of the                         WITHHOLD
        Company's Board of Directors.              FOR ALL         AUTHORITY
                                                   NOMINEES     FOR ALL NOMINEES
Nominees:  Joe L. Roby, John S. Chalsty,
  Anthony F. Daddino, David DeLucia, Hamilton E.     / /              / /
  James, Stuart M. Robbins, Henri de Castries,
  Denis Duverne, Jane Mack Gould, Louis Harris,
  Michael Hegarty, Henri G. Hottinguer, W. Edwin
  Jarmain, Francis Jungers,  Edward D. Miller,
  W.J. Sanders III,  Stanley B. Tulin and
  John C. West.

For, except vote withheld for the following nominee(s):

-------------------------------------------------------


                                                        FOR   AGAINST    ABSTAIN
Item 2. Ratification of the appointment of KPMG LLP     / /     / /        / /
   as Donaldson, Lufkin & Jenrette, Inc.'s
   independent auditors for 2000.


                                       Note: Please sign exactly as name(s)
                                       appear(s) above. If acting as an
                                       executor, administrator, trustee,
                                       guardian, etc., you should so indicate
                                       in signing.  If the stockholder is a
                                       corporation, please sign the full
                                       corporate name, by a duly authorized
                                       officer.  If shares are held jointly,
                                       each stockholder named should sign.
                                       Date and promptly return this card in
                                       the envelope provided.

                                                                           ,2000
                                       -----------------------------------------
                                       SIGNATURE(S)                DATE

                                                                           ,2000
                                       -----------------------------------------
                                       SIGNATURE(S)                DATE

--------------------------------------------------------------------------------
    FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR VOTED PROXY CARD BY MAIL

================================================================================

401 (K) RETIREMENT SAVINGS PLAN DIRECTION SOLICITED BY THE BOARD OF DIRECTORS OF
                      DONALDSON, LUFKIN & JENRETTE, INC.

P
     To:  Fidelity Management Trust Company, Trustee
R
     I direct Fidelity Management Trust Company, Trustee under the 401 (k)
O Retirement Savings Plan for Employees of Donaldson Lufkin and Jenrette, Inc., to vote in person or by proxy all of the shares of DONALDSON,
X LUFKIN & JENRETTE, INC. common stock allocated to the account of the undersigned under such Plan at the Annual Meeting of Stockholders of
Y DONALDSON, LUFKIN & JENRETTE, INC. to be held at the Company's offices, 8th Floor, 277 Park Avenue, New York, New York 10172, on Tuesday, May 9, 2000, at 10:00 a.m., New York City time, and at any adjournment or postponement of the meeting.

     THE SHARES REPRESENTED BY THIS DIRECTION WILL BE VOTED AS DIRECTED ON THE OTHER SIDE OF THIS CARD, BUT IN THE ABSENCE OF ANY INSTRUCTIONS FROM ME, WILL BE VOTED "FOR" THE ELECTION OF ALL THE NOMINEES LISTED UNDER
     ITEM 1 AND "FOR" ITEM 2. THE TRUSTEE MAY VOTE ACCORDING TO ITS DISCRETION ON ANY OTHER MATTER WHICH MAY PROPERLY COME BEFORE THE MEETING.

               PLEASE SIGN AND DATE THE OTHER SIDE OF THIS CARD.


                       (Please fill in the appropriate boxes on the other side.)

--------------------------------------------------------------------------------
    FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR VOTED PROXY CARD BY MAIL

      PLEASE MARK YOUR                                                   |
 /X/  CHOICES LIKE THIS                                                  | 3866
      IN BLUE OR BLACK INK.                                              -------


Item 1. Election of all the members of the                         WITHHOLD
        Company's Board of Directors.              FOR ALL         AUTHORITY
                                                   NOMINEES     FOR ALL NOMINEES
Nominees:  Joe L. Roby, John S. Chalsty,
  Anthony F. Daddino, David DeLucia, Hamilton E.     / /              / /
  James, Stuart M. Robbins, Henri de Castries,
  Denis Duverne, Jane Mack Gould, Louis Harris,
  Michael Hegarty, Henri G. Hottinguer, W. Edwin
  Jarmain, Francis Jungers,  Edward D. Miller,
  W.J. Sanders III,  Stanley B. Tulin and
  John C. West.

For, except vote withheld for the following nominee(s):

-------------------------------------------------------


                                                        FOR   AGAINST    ABSTAIN
Item 2. Ratification of the appointment of KPMG LLP     / /     / /        / /
   as Donaldson, Lufkin & Jenrette, Inc.'s
   independent auditors for 2000.



                                       Note: Please sign exactly as name(s)
                                       appear(s) above.

                                                                           ,2000
                                       -----------------------------------------
                                       SIGNATURE(S)                DATE

                                                                           ,2000
                                       -----------------------------------------
                                       SIGNATURE(S)                DATE


--------------------------------------------------------------------------------
    FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR VOTED PROXY CARD BY MAIL